Exhibit 10.19

Crestwood Midstream Partners

December 29, 2011

Mr. Robert T. Halpin

4022 West Alabama Street

Houston, Texas 77027

Dear Robert:

On behalf of Crestwood Holdings Partners, LLC (Crestwood) I am pleased to offer you employment with Crestwood as outlined in this letter. We think your background and experience are particularly well suited to assist Crestwood in achieving its growth plans for the future. This letter is intended to outline the terms of your employment should you accept.

1.	Position: We are offering you employment with Crestwood as Vice President Business Development reporting to the CEO. Your duties will include but not be limited to the following: (i) assist the Chairman/CEO and Board of Directors with the development of business and financial strategies, (ii) act as point man on all merger and acquisition opportunities including the coordination of all due diligence and documentation activities, (iii) support the CFO/Finance Team with modeling and analysis for all Crestwood transactions, capital investments and capital markets and financing activities, (iv) assist the CLO/Legal Team and CFO/Finance Teams in the planning and execution of all capital markets and financing activities, (v) supervise Crestwood’s Planning Group (currently 1 employee) which includes annual and five year budgets and monthly/quarterly update forecasts, (vi) provide backup support for the Credit and Treasury function, (vii) assist the COO and Commercial and Operations Teams to pursue growth opportunities in the midstream sector with producers, pipelines, vendors and other midstream firms.

2.	Start Date: Should you accept this offer, your employment will commence as of January 15, 2012.

3.	Compensation: Your total compensation package shall include (i) annual base salary, (ii) annual cash bonus, (iii) a one-time equity grant pursuant to Crestwood Midstream Partners LP’s (CMLP) Second Amended and Restated 2007 Equity Plan (the CMLP Equity Plan), and (iv) a one-time Crestwood Incentive Unit grant representing a “profits interest” in Crestwood pursuant to the Amended and Restated Operating Agreement of Crestwood Midstream Partners II, LLC dated September 21, 2011 (the Crestwood/FRC Agreement). The annual base salary and bonus shall be determined at the sole discretion of Crestwood. Your initial compensation arrangement with Crestwood shall be as follows:

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a.	Annual Base Salary -$225,000.00 paid every two weeks (26 pay periods per year). Any adjustments in your base salary thereafter shall be at the discretion of Crestwood.

b.	Annual Bonus - Shall be paid annually in cash up to a target bonus amount of 60% of your base salary. Your annual bonus shall be determined based upon your individual performance and the Company’s performance relative to approved financial and non-financial goals for the Company as set by the Crestwood Management Committee and/or the Board of Directors of the General Partner of Crestwood Midstream Partners LP. Any adjustments in your annual target bonus shall be at the discretion of Crestwood.

c.	One-time CMLP Equity Grant Shall be issued at your effective date in the amount of 10,000 CMLP Restricted Units, with quarterly distribution rights. Any Restricted Unit grant hereunder shall be pursuant to Section 7 of the CMLP Equity Plan and shall be subject to grantee’s acceptance of the attached Restricted Unit Grant Award Agreement.

d.	One-time Crestwood Incentive Unit Grant- Shall be issued at your effective date pursuant to the Crestwood/FRC Agreement in an amount equal to 20,000 Crestwood Incentive Units. The grant of Crestwood Incentive Units shall represent a “profits interest” in the Company and shall be made pursuant to and shall be conditioned upon grantee’s acceptance of the attached Equity Agreement.

4.	Expenses: You will be entitled to reimbursement for such reasonable travel and other expenses incurred in the performance of your duties, provided such expenses are documented as required by federal tax laws and rules.

5.	Benefits: Upon commencement of your employment with Crestwood, you will be entitled to participate in Crestwood’s comprehensive benefit program, which currently includes the following:

•	Medical and Prescription Drug Plan- BlueCross BlueShield of Texas

•	Dental Plan – BlueCross BlueShield of Texas

•	Vision Plan – Vision Service Plan

•	Flexible Spending Accounts (FSAs) – Ceridian

•	Life and Accidental Death and Dismemberment (AD&D) Coverage- UNUM

•	Long Term Disability Coverage – UNUM

•	Long Term Care Plan – UNUM

•	401(k) Retirement Plan – The Standard

For additional details regarding Crestwood’s comprehensive benefit program, attached is a copy of our benefit summary. Additionally, you will be entitled to up to 3 weeks per year time off for vacations and up to 10 days per year for sick days and holidays in accordance with Crestwood’s approved holiday schedule.

By signing this letter, you agree that your employment with Crestwood is subject to satisfactory background check and pre-employment drug test, this position is for no set term and that our employment relationship is strictly voluntary and at-will on both sides. This offer is further subject to your execution and delivery of the Equity Agreement and Restricted Unit Grant Award Agreement attached hereto. If the foregoing is acceptable to you, please sign and return a copy of this letter to me via email and return signed originals of all agreements by regular mail. If you do not accept this offer by January 31, 2011, this offer is automatically withdrawn and is null and void.

Robert, we are excited about building Crestwood Midstream Partners into a world class midstream business and I know you will play an important role in our future success. Please call me to discuss any aspect of the job or the offer and feel free to call our HR representative Tricia Brewster to discuss our benefit plans. I look forward to hearing from you soon.

Sincerely,

/s/ Robert G. Phillips

Robert G. Phillips

President and CEO Cc: Kelly Jameson

Agreed to and Accepted

/s/Robert Halpin

Robert Halpin	Date: 12-30-2011
Printed Name

By signing this letter, you agree that this position is for no set term and that our employment relationship is strictly voluntary and at-will on both sides. This offer is further subject to your execution and delivery of the various equity grant or award agreements as described hereinabove.

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